 EXHIBIT 4.24
Extension of Debenture Maturity Date
TO	Intellipharmaceutics International Inc. (the “Company”)
RE:
Debenture dated May 1, 2019, with an original face amount of US$1,050,000 issued by the Company to Dr. Isa Odidi and Dr. Amina Odidi (the “Debenture”) and the Maturity Date (as defined in the Debenture) of such Debenture

The undersigned hereby agree that the Maturity Date of the Debenture (currently July 15, 2020) is extended to December 31, 2020.

DATED as of July 15, 2020.

/s/ Isa Odidi	/s/ Amina Odidi
Isa Odidi	Amina Odidi